EXHIBIT 10.21




November 18, 1997



Mr. Dennis Klimmek
85 Danbury Court
Alamo, CA 94507

Dear Dennis:

On behalf of Bedford Property Investors, Inc., I am pleased to confirm our agreement for employment.

The position you will hold is Senior Vice President of Bedford Property Investors, Inc., and Senior Vice President of Bedford Acquisitions, Inc., and you will report directly to me. You will be responsible for legal work in connection with property acquisitions, general corporate legal work, managing escrow, and other work as I direct.

The effective date of your employment will be October 1, 1997. The terms of your employment are as follows:

     * Your commencing salary will be at the rate of $12,500 per month, payable in two installments. Any increase to this base salary will be based on the results of a review of your performance at intervals commencing October 1, 1998, December 31, 1998, and every December 31st thereafter. (The December 31, 1998, performance review will cover a period of less than one year and therefore any adjustments will be prorated.)

     * Your annual incentive bonus potential will be $100,000, with a guaranty of a bonus as follows. With the exception of the minimum guaranteed bonus, the annual incentive bonus will be payable in accordance with directives issued by the CEO and approved by the Board of Directors. Your guaranteed minimum bonus will be payable (1) $25,000 on January 2, 1998 and (2) $100,000 on January 2, 1999.

     * You will be eligible to participate in the standard Bedford Property Investors, Inc., benefits programs, once the specific program standards are met, including the Company's 401(k) program, and health, dental and other insurance benefits as may be offered by the company from time to time.

     * You will be entitled to a monthly automobile allowance of $550.00 per month.

     * You will be granted 7,500 restricted shares of Bedford Property Investors, Inc., common stock on November 17, 1997. This includes 2,500 shares to compensate you for the reduction in the value of the stock options from the date of the attached letter. It is intended that you will be granted 5,000 restricted shares on each annual performance review (on each date thereafter subject to any changes in the company's Restricted Stock Agreement as adopted by the CEO and approved by the Board of Directors). The restricted share grants will be subject to the terms and conditions of a Restricted Stock Agreement between the company and you. Notwithstanding anything contained therein to the contrary, it is intended that 20% of the restricted shares granted to you shall vest and become non-forfeitable upon each anniversary of the grant. In this manner, you will be 100% vested in each grant of restricted shares upon the fifth anniversary of each grant date.

     * You will be granted 60,000 stock options on November 17, 1997. This will entitle you to acquire 60,000 shares of Bedford Property Investors, Inc., common stock in accordance with the terms of the Company's Stock Option
          Plan.

     * You will be eligible for four weeks vacation each year to accrue according to the rules of the Company.

     * You will be guaranteed employment until October 1, 1998. Further, if at any time during the first three (3) years of your employment, there occurs a Change in Control of the Company (as such term is defined in the Restricted Stock Agreement) which results in your termination, relocation to more than 20 miles from your home or any reduction in your total compensation; or you are terminated without cause, then you will be guaranteed the following:

        1. The payment of one year's base salary and minimum annual bonus on the date of such Change in Control or termination, and

        2. The immediate grant and vesting of the amount of restricted stock previously granted to you, and the stock options previously granted to you.



   * You will remain "of counsel" to your current law firm through the end of 1997 to finish matters for existing clients. It is anticipated that the work will generally be done in the evenings or on weekends and will not interfere with your performance of your duties for the Company.


It is understood that this is not an employment contract but is employment at will, and either Bedford Property Investors, Inc., or you may terminate this employment at any time without further obligation except as above indicated. If you elect to terminate your employment, you will not be entitled to any of the severance benefits set forth in this letter.

Please sign and date a copy of this letter in the space provided below and return it to me.

Sincerely,


/s/ Peter B. Bedford
Peter B. Bedford
Chairman and
Chief Executive Officer



Agreed to and Accepted.



/s/ Dennis Klimmek
Dennis Klimmek